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                                                                    EXHIBIT J.1


                                     02164201 ALLIED CAPITAL LENDING CORPORATION


                              CUSTODY AGREEMENT


This agreement is between the UNDERSIGNED as Principal and RIGGS BANK N.A. ("Riggs") as agent.

(1) DELIVERY AND OWNERSHIP OF THE PROPERTY. Principal may deliver from time to time property acceptable to Riggs to be held in accordance with this agreement. Principal is the owner of all property held pursuant to this agreement, and Riggs is acting as agent of the Principal for the purposes set forth below.


(2) INVESTMENTS. Riggs shall invest, sell, reinvest, and make other disposition of property only upon the instructions of Principal or of any Investment Adviser employed by Principal and shall undertake the collection of any item held as the same matures. Instructions may be oral, in writing or in any other form acceptable to Riggs, and Principal assumes all risks resulting from action taken by Riggs in good faith on such instructions. Temporary and reserve investments may be made by Riggs in money market mutual funds to which Riggs or an affiliate provides investment advisory and other services. Riggs shall not be required to comply with any direction to purchase securities unless there is sufficient cash available, or with any direction to sell securities unless such securities are held in the account at the time in deliverable form. Expenses incurred in effecting any of the foregoing transactions shall be charged to the account.


(3) INCOME. Riggs shall receive the income on the property held by it and after payment of expenses remit the net income as the Principal may instruct.


(4) STATEMENTS. Riggs shall furnish periodically to Principal statements of assets and statements of receipts and disbursements and shall furnish annually data for the preceding year to assist Principal in preparing returns for income tax purposes on the property held by agent.


(5) NOMINEE. Riggs may use agents and depositories and may register all or any part of the property in a nominee of Riggs, or may retain it unregistered and in bearer form.


(6) PAYMENT OF TAXES. Principal is responsible for the payment of all taxes assessed on or with respect to any property held by agent and any income received and agrees to hold Riggs harmless therefor.


(7) COMPENSATION. The compensation of Riggs shall be in accordance with its established fee schedules in effect from time to time. In addition, to the extent that assets are invested in mutual funds to which Riggs or an affiliate provides investment advisory and other services, Riggs or an affiliate may receive fees from the mutual funds for such services.


(8) WITHDRAWAL OF PROPERTY AND TERMINATION OF AGREEMENT. Principal may withdraw any and all property held by agent upon giving Riggs written notice. The final withdrawal of all property held by agent shall terminate this agreement. Riggs shall have the right to terminate this agreement at any time upon giving the Principal written notice. Riggs shall deliver the property as soon as practicable upon either a withdrawal or termination, but prior to delivery may require re-registration of any property held in nominee form.

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(9)  DEATH OF PRINCIPAL.  Upon the death of the Principal, this agreement terminates and Riggs shall distribute all property then held less its charges and expenses to the legally qualified personal representative of the Principal.


(10) LAW GOVERNING. The laws of (check one) the District of Columbia ( ), the State of Maryland (X), the State of Virginia ( ) shall govern the interpretation of this agreement.


  This agreement shall bind the heirs, distributees, legal representatives, and assigns of the Principal and shall bind the successors and assigns of Riggs.


  Principal and Riggs have executed this agreement in duplicate on July 30, 1997.





WITNESS:                             02164201 ALLIED CAPITAL LENDING CORPORATION


/s/ PENNI ROLL                           /s/ JON A. DELUCA
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                                                        PRINCIPAL





ATTEST:                              RIGGS BANK N.A.


/s/ BARBARA J. LUKE                  By: /s/ [SIG]
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       Trust Officer                          Vice President & Trust Officer